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                                EXHIBIT 10.14
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                               K2 Design, Inc.
                         30 Broad Street, 16th Floor
                              New York, NY 10280


January 15, 1999

Mr. Douglas Cleek
19 Bedford Road
Mahwah, NJ 07430


                         Re: Extension of Employment

Dear Douglas:

It is my pleasure to let you know that the compensation committee has approved the following changes to your employment agreement:

1. The term shall be extended for an additional 3 years terminating on December 31, 2001.

2. Effective upon signing your base salary will increase by 20% from the current $127,500. In addition, on each of January 1, 2000 and 2001 his base salary will be increased by an additional 20%.

3. You will receive 4 weeks paid vacation annually, and in addition to your other benefits, the Company will also continue to pay for the automobile you own (approximately $225 per month).

4. The reference to December 31, 1998 in Section 6 of the Agreement is hereby replaced with December 31, 2001.

5. You will have the right to terminate your employment with the Company upon not less than 30 days' prior written notice subsequent to a change in control of the Company, in which case your employment thereafter would not be restricted by the non-competition provisions of Section 6 of the Agreement.

Sincerely,


   Sd/-

Matthew de Ganon
Chairman

Agreed to and accepted:


   Sd/-

Douglas Cleek

Date: